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Exhibit 10.13

Pinnacle Gas Resources, Inc.
Summary of Director Compensation

        All non-employee directors receive an annual fee of $20,000. In addition, our chairman receives an annual fee of $50,000. In addition, the chairman of each committee receives the following annual fee: Audit Committee—$15,000, Compensation Committee—$5,000, and Nominating and Corporate Governance Committee—$5,000. Non-employee directors receive a fee of $1,500 for each board or committee meeting attended in person and a fee of $1,000 for attendance at a board or committee meeting held telephonically. Annual grants of options or other incentive awards are determined by the Board of Directors each year. Our non-employee directors other than Mr. McGonagle received a grant of 2,000 shares of restricted stock as compensation for their service in 2007. These shares of restricted stock vested on the first anniversary of the date of grant. In connection with his appointment to the Board of Directors, Mr. McGonagle was granted 4,500 shares of restricted stock effective August 22, 2007. Mr. McGonagle's shares vested 33%, 33% and 34% on the first, second and third anniversaries of the date of grant, respectively. Our non-employee directors received a grant of 12,500 shares of restricted common stock as compensation for their service in 2008. These shares of restricted stock vested on December 31, 2008.

        Employee directors do not receive compensation for service on the Board of Directors. Pursuant to company policy, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses incurred in connection with service on the board and any committees. Each director will be fully indemnified by us for actions associated with being a member of the board to the extent permitted under Delaware law as provided in our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Indemnification Agreements by and between us and each of our directors.

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  Exhibit 10.13